Exhibit 4.1

AMENDED AND RESTATED

WARRANT AGREEMENT

between

BLUE OWL CAPITAL INC.

and

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A.

Dated May 19, 2021

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated May 19, 2021, is by and among Blue Owl Capital Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent (collectively, the “Warrant Agent”).

WHEREAS, the Company (then known as Altimar Acquisition Corporation, a Cayman Islands exempted company (“Altimar”)) previously entered into the Warrant Agreement, dated October 22, 2020 (the “Original Agreement”), with Continental Stock Transfer & Trust Company; and

WHEREAS, pursuant to the Business Combination Agreement, dated as of December 23, 2020 (as may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), by and among Altimar, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP and Neuberger Berman Group LLC, the parties thereto consummated a business combination (the “Business Combination”), which included the domestication of Altimar in Delaware as “Blue Owl Capital Inc.” (the “Domestication”), in accordance with the terms and conditions of the Business Combination Agreement and applicable law; and

WHEREAS, as of immediately prior to the Domestication, Altimar had outstanding: (i) certain redeemable warrants (the “Public Warrants”) to purchase Class A ordinary shares of Altimar that were registered pursuant to Altimar’s initial public offering registration statement and offered by Altimar in its initial public offering of units of Altimar’s equity securities (the “Units”), each such unit comprised of one Class A ordinary share of Altimar and one-third of a Public Warrant, and (ii) 5,000,000 warrants to purchase Class A ordinary shares of Altimar that were issued in a private placement concurrently with Altimar’s initial public offering (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”); and

WHEREAS, the Private Placement Warrants and the Public Warrants automatically converted by operation of law into warrants to acquire shares of Class A common stock of the Company, and as a result of such conversion, the Private Placement Warrants bear the legend set forth in Exhibit B hereto; and

WHEREAS, at a moment in time after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding Unit separated into its component common stock and warrant; and

WHEREAS, each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of the Company, par value $0.0001 per share (“Class A Share”), for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4, File No. 333-251866 and a proxy statement/prospectus (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Public Warrants, the Private Placement Warrants and the Class A Shares issuable upon exercise of the Public Warrants and Private Placement Warrants; and

WHEREAS, in connection with the Business Combination, the Company and the Warrant Agent desire to amend and restate the Original Agreement to substitute the warrant agent hereunder; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement.

2.    Warrants.

2.1    Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2    Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3    Registration.

2.3.1    Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depositary”) (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2    Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4    [Reserved.]

2.5    Fractional Warrants. Other than in connection with the Domestication, the Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6    Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by Altimar Sponsor, LLC, a Delaware limited liability company (the “Altimar Sponsor”) or any of its Permitted Transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the date of this Agreement (subject to any additional restrictions under the Investor Rights Agreement, dated as of the date hereof, by and among the Company and the other parties thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Investor Rights Agreement”)), and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii), the Private Placement Warrants and any Class A Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a)    to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any direct or indirect members or partners of the Altimar Sponsor or their affiliates, any affiliates of the Altimar Sponsor, including to funds affiliated with HPS Investment Partners, LLC (“HPS”), and to direct or indirect members or partners of funds affiliated with HPS or any affiliates thereof, or any employees of such affiliates;

(b)    in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c)    in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d)    in the case of an individual, pursuant to a qualified domestic relations order;

(e)    [Reserved];

(f)    by virtue of the Altimar Sponsor’s organizational documents upon liquidation or dissolution of the Altimar Sponsor;

(g)    [Reserved];

(h)    [Reserved]; or

(i)    in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the public shareholders having the right to exchange their Class A Shares for cash, securities or other property; provided, however, that, in the case of clauses (a) through (i), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

3.    Terms and Exercise of Warrants.

3.1    Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Class A Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Class A Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than fifteen Business Days (as defined below) (unless otherwise required by the Commission, any national securities exchange on which the Warrants are listed or applicable law); provided that the Company shall provide at least three Business Days’ prior written notice of such reduction to Registered Holders of the Warrants; and provided further, that any such reduction shall be identical among all of the Warrants. For purposes of this Agreement, “Business Day” shall mean a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2    Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the date of this Agreement, and (ii) October 22, 2021, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date of this Agreement, (y) the liquidation of the Company in accordance with the Company’s organizational documents, as amended from time to time and (z) other than with respect to the Private Placement Warrants then held by the Altimar Sponsor or its Permitted Transferees, 5:00 p.m., New York city time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Altimar Sponsor or its Permitted Transferees) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Altimar Sponsor or its Permitted Transferees in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days’ prior written notice of any such extension to Registered Holders of the Warrants and, provided further, that any such extension shall be identical in duration among all the Warrants.

3.3    Exercise of Warrants.

3.3.1    Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its office designated for such purpose (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any Class A Shares pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each Class A Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Class A Shares and the issuance of such Class A Shares, as follows:

(a)    in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b)    [Reserved];

(c)    with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Altimar Sponsor or a Permitted Transferee, by surrendering the Warrants for that number of Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the Warrants, multiplied by the excess of the “Sponsor Fair Market Value” (as defined in this subsection 3.3.1(c)) less the Warrant Price by (y) the Sponsor Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Fair Market Value” shall mean the average last reported sale price of the Class A Shares for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(d)    as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e)    as provided in Section 7.4 hereof.

3.3.2    Issuance of Class A Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of Class A Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Class A Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Class A Shares upon exercise of a Warrant unless the Class A Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Class A Shares. The Company may require holders of Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any

Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Class A Share, the Company shall round down to the nearest whole number, the number of Class A Shares to be issued to such holder.

3.3.3    Valid Issuance. All Class A Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4    Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Class A Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Class A Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5    Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge (without inquiry, confirmation or investigation on the part of the Warrant Agent), would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Class A Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Class A Shares beneficially owned by such person and its affiliates shall include the number of Class A Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Class A Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Class A Shares, the holder may rely on the number of outstanding Class A Shares as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by (a) the Company or (b) Computershare Inc. and Computershare Trust Company, N.A., as transfer agent (collectively, the “Transfer Agent”), setting forth the number of Class A Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2)

Business Days, confirm orally and in writing to such holder the number of Class A Shares then outstanding. In any case, the number of issued and outstanding Class A Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding Class A Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

3.3.6    In connection with any exercise of Warrants on a “cashless basis” hereunder, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Agreement to calculate, any formula for any exercises of Warrants on a “cashless basis”. The number of Class A Shares to be issued on such exercise will be determined by the Company (with written notice thereof to the Warrant Agent), and the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Class A Shares to be issued on such exercise, pursuant to this Section 3.3.6, is accurate or correct.

4.    Adjustments.

4.1    Capitalizations.

4.1.1    Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding Class A Shares is increased by a capitalization or share dividend of Class A Shares, or by a sub-division of Class A Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Class A Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding Class A Shares. A rights offering made to all or substantially all holders of Class A Shares entitling holders to purchase Class A Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a capitalization of a number of Class A Shares equal to the product of (i) the number of Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Class A Shares, in determining the price payable for Class A Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Class A Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Class A Shares shall be issued at less than their par value.

4.1.2    Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Class A Shares a dividend or make a distribution in cash, securities or other assets on account of such Class A Shares (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Class A Shares, or (d) in connection with the distribution of the Company’s assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Class A Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Class A Shares issuable on exercise of each Warrant).

4.2    Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding Class A Shares is decreased by a consolidation, combination or reclassification of Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Class A Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding Class A Shares.

4.3    Adjustments in Exercise Price. Whenever the number of Class A Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Class A Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Class A Shares so purchasable immediately thereafter.

4.4    [Reserved.]

4.5    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding Class A Shares (other than a change under Section 4.1 or Section 4.2 hereof or that solely affects the par value of such Class A Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Class A Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Class A Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Class A Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company if provided for in the Company’s organizational documents) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further, that if less than 70% of the consideration receivable by the holders of the Class A Shares in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“Bloomberg”). For purposes of calculating such amount, (i) Section 6 of this Agreement shall be taken into account, (ii) the price of each Class A Share shall be the volume weighted average price of the Class A Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Class A Shares consists exclusively of cash, the amount of such cash per Class A Share, and (ii) in all other cases, the volume weighted average price of the Class A Shares during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Class A Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1, or Sections 4.2, 4.3 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event shall the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.6    Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Warrant Agent shall be fully protected in reasonably relying on any such notice and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any such event unless and until it shall have received such a notice. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7    No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Class A Shares to be issued to such holder.

4.8    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.    Transfer and Exchange of Warrants.

5.1    Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed by an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and accompanied by appropriate instructions for transfer reasonably satisfactory to the Warrant Agent. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2    Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3    Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for one-third of a warrant.

5.4    Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5    Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign (manually, electronically or by facsimile form) and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6    Transfer of Warrants. The Public Warrants and the Private Placement Warrants shall be freely transferred or exchanged , subject to the restrictions set forth in Section 2.6 hereof and the Investor Rights Agreement.

6.    Redemption.

6.1    Redemption of Warrants for Cash. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the Class A Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.2    Redemption of Warrants for $0.10 or for Class A Shares. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant, provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof). During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of Class A Shares determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the Class A Shares for the ten (10) trading days ending on the third trading day prior to the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

	Redemption Fair Market Value of Class A Shares (period to expiration of warrants)
Redemption Date	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361

	Redemption Fair Market Value of Class A Shares (period to expiration of warrants)
Redemption Date	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of Class A Shares to be issued for each Warrant exercised in a Make-Whole Exercise shall be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Warrant Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Warrant Price of a warrant is adjusted pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Warrant Price pursuant to such Warrant Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 Class A Shares per Warrant (subject to adjustment).

6.3    Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the Class A Shares on the trading day prior to the date on which we send the notice of redemption to the Registered Holder.

6.4    Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5    Exclusion of Private Placement Warrants. The Company agrees that the redemption rights provided in Section 6.1 and Section 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Altimar Sponsor or its Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.6 hereof), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.

7.    Other Provisions Relating to Rights of Holders of Warrants.

7.1    No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the appointment of directors of the Company or any other matter.

7.2    Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3    Reservation of Class A Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4    Registration of Class A Shares; Cashless Exercise at Company’s Option.

7.4.1    Registration of the Class A Shares. The Company shall use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement.

7.4.2    Cashless Exercise at Company’s Option. If the Class A Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the Class A Shares issuable upon exercise of the Public Warrant under applicable blue sky laws to the extent an exemption is not available.

8.    Concerning the Warrant Agent and Other Matters.

8.1    Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Class A Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2    Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder (i) after giving sixty (60) days’ notice in writing to the Company or (ii) upon a material breach by the Company of its duties or obligations hereunder, which if reasonably curable, is not cured within thirty (30) days after written notice thereof. In the event the transfer agency relationship in effect between the Company and the Warrant Agent terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination. If the Company elects to remove the Warrant Agent, the Company shall provide the Warrant Agent with at least thirty (30) days’ notice in writing of such removal. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Class A Shares not later than the effective date of any such appointment.

8.2.3    Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party or the acquirer of all or substantially all of the assets of the Warrant Agent shall be the successor Warrant Agent under this Agreement without any further act.

8.3    Fees and Expenses of Warrant Agent.

8.3.1    Remuneration. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Warrant Agent, to reimburse the Warrant Agent for all of its reasonable and documented third-party expenses, outside counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The provisions provided for under this Section 8.3.1 shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.

8.3.2    Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4    Liability of Warrant Agent.

8.4.1    Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of the Company (collectively, the “Authorized Officers”) and delivered to the Warrant Agent. Such statement shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reasonable reliance in upon such statement.

8.4.2    Indemnity; Liability. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction). The Company also covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, reasonable and documented third-party cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) that may be paid, incurred or suffered by it, or which it may become subject, without gross negligence, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly. Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be, other than in the case of fraud, limited in the aggregate to the fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. The provisions provided for under this Section 8.4.2 shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.

8.4.3    Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Class A Shares shall, when issued, be valid and fully paid and nonassessable.

8.5    Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be an employee or legal counsel of the Warrant Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it and in reasonable reliance on such advice or opinion.

8.6    Reliance on Agreement and Warrant Certificates. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Definitive Warrant Certificates (including in the case of Book-Entry Warrants, by notation in book entry accounts reflecting ownership), except as to its countersignature thereof, or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.7    Freedom to Trade in Company Securities. The Warrant Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Warrant Agent may buy, sell or deal in any of the rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for the Company or for any other person or entity.

8.8    Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall be answerable and accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents and for any loss to the Company, to the Registered Holders or any other person or entity resulting from any such act, omission, default, neglect or misconduct.

8.9    No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall reasonably believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.10    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions herein set forth and among other things as set forth herein, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A Shares through the exercise of the Warrants.

8.11    Authorized Company Officers. The Warrant Agent is hereby authorized and directed to accept written instructions with respect to the performance of its duties hereunder and certificates delivered pursuant to any provision hereof from any person reasonably believed in by the Warrant Agent to be any one of the Authorized Officers and such instructions shall provide full authorization and protection to the Warrant Agent, and the Warrant Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in accordance with the instructions of any such officer or for any delay in acting while waiting for such instructions.

9.    Miscellaneous Provisions.

9.1    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2    Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, if sent by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address or email address is filed in writing by the Company with the Warrant Agent), as follows:

Blue Owl Capital Inc.

399 Park Avenue

38th Floor

New York, NY 10022

Attention: Alan Kirshenbaum; Neena Reddy

Email: alan@owlrock.com; neena@owlrock.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell, P.C.; Thomas K. Laughlin, P.C.

Email: rcampbell@kirkland.com; thomas.laughlin@kirkland.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, if sent by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address or email address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Email: Kathryn.Minyard@computershare.com

9.3    Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4    Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5    Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8    Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of (x) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Registration Statement, or defective provision contained herein, (y) amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of subsection 4.1.2 or (z) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under this Agreement and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.5. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the Registered Holders of 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 50% of the then-outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders. No amendment to this Agreement shall be effective unless duly executed by the Warrant Agent. As a condition precedent to the Warrant Agent’s execution of any amendment to this Agreement, the Company shall deliver a certificate from an Authorized Officer which states that the proposed amendment is in compliance with the terms of this Section 9.8.

9.9    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A — Form of Warrant Certificate

Exhibit B Legend — Private Placement Warrants

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BLUE OWL CAPITAL INC.

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Warrant Agreement]

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page to Amended and Restated Warrant Agreement]

ACKNOWLEDGED AND AGREED:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ James F. Kiszka
Name:	James F. Kiszka
Title:	Vice President

[Signature Page to Amended and Restated Warrant Agreement]

EXHIBIT A

FORM OF WARRANT

[See attached.]

[Exhibit A to Amended and Restated Warrant Agreement]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

Blue Owl Capital Inc.

Incorporated Under the Laws of the State of Delaware

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that [    ], or registered assigns, is the registered holder of [    ] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value (“Class A Shares”), of Blue Owl Capital Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Class A Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Class A Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Class A Share, the Company shall, upon exercise, round down to the nearest whole number the number of Class A Shares to be issued to the Warrant holder. The number of Class A Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per one Class A Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

BLUE OWL CAPITAL INC.

By:
Name:
Title:	Authorized Signatory

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A., AS WARRANT AGENT

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [    ] Class A Shares and are issued or to be issued pursuant to the Amended and Restated Warrant Agreement dated as of [    ], 2021 (as amended, the “Warrant Agreement”), duly executed and delivered by the Company to Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Class A Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Class A Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Class A Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Class A Share, the Company shall, upon exercise, round down to the nearest whole number of Class A Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [    ] Class A Shares and herewith tenders payment for such Class A Shares to the order of Blue Owl Capital Inc. (the “Company”) in the amount of $[    ] in accordance with the terms hereof. The undersigned requests that a certificate for such Class A Shares be registered in the name of [    ], whose address is [    ], and that such Class A Shares be delivered to [    ], whose address is [    ]. If said [    ] number of Class A Shares is less than all of the Class A Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A Shares be registered in the name of [    ], whose address is [    ], and that such Warrant Certificate be delivered to [    ], whose address is [    ].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Class A Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Class A Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Class A Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Class A Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Class A Shares. If said number of shares is less than all of the Class A Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A Shares be registered in the name of [    ], whose address is [    ], and that such Warrant Certificate be delivered to [    ], whose address is [    ].

[Signature Page Follows]

Date: [            ], 20

(Signature)
(Address)
(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT B

LEGEND

SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE AMENDED AND RESTATED WARRANT AGREEMENT BY AND AMONG BLUE OWL CAPITAL INC., A DELAWARE CORPORATION FORMERLY KNOWN AS ALTIMAR ACQUISITION CORPORATION, AND COMPUTERSHARE TRUST COMPANY, N.A. THE SECURITIES REPRESENTED BY THIS CERTIFICATE: (I) MAY NOT BE SOLD OR TRANSFERRED PRIOR TO MAY 19, 2022 EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE AMENDED AND RESTATED WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS AND (II) MAY NOT BE EXERCISED UNTIL OCTOBER 22, 2021.

[Exhibit B to Amended and Restated Warrant Agreement]